UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 30, 2011

         BRUNSWICK CORPORATION

     (Exact Name of Registrant Specified in Charter)

Delaware	001-01043	36-0848180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 N. Field Court Lake Forest, Illinois	60045-4811
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 735-4700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))
[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 2.05             Costs Associated with Exit or Disposal Activities.

 As previously disclosed in the Company’s Current Report on Form 8-K filed on August 31, 2011 (the “Initial 8-K”), Brunswick Corporation (“Brunswick”) sold its equity interest in Sealine International Limited, the entity that holds its Sealine brand of boats, based in Kidderminster, United Kingdom, to The Oxford Investment Group, Inc., on August 30, 2011.  In the Initial 8-K, the Company disclosed that it expected to incur a pre-tax loss and resulting charge in connection with the sale, but that it was unable at that time to make an estimate of the amount, or range of amounts, of the charge.

On September 12, 2011, Brunswick made a determination that it expects to record a pre-tax non-cash charge of approximately $10 million USD during the third quarter in connection with the sale of this business.  This is in addition to the full-year restructuring charge estimate in the range of $6 to $10 million USD previously discussed in Brunswick’s second quarter earnings conference call.

This Current Report on Form 8-K contains forward-looking statements regarding future charges that Brunswick may incur, as indicated by words such as “estimate,” “expects” and other similar words or phrases.  Actual events or results may differ materially from those described herein.  Among the important factors that could cause future events or results to vary are the uncertainties and risks arising from Brunswick’s ability to execute its restructuring activities as planned, the potential for unexpected liabilities related to the disposition of certain assets, and the possibility that the final accounting and valuation of the assets involved could vary from the estimates set forth herein.  Additional factors that might affect these forward-looking statements are described in filings with the SEC such as Brunswick’s most recent Forms 10-K and 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUNSWICK CORPORATION

Date: September 13, 2011	By:	/s/ALAN L. LOWE
Alan L. Lowe
Vice President and Controller